Exhibit 10.13

RESTRICTED STOCK AWARD AGREEMENT

(<Year of Grant> Time-Based Award)

This Agreement (“Agreement”) is made this <Grant Date> by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1. Award of Restricted Stock. The Company hereby grants to Participant an award (the “Award”) of restricted stock (the “Restricted Stock”) consisting of <# of Shares> of the Company’s Common Shares, $1 Par Value (“Common Shares”), pursuant and subject to The Progressive Corporation 2003 Incentive Plan, as amended by the First Amendment to The Progressive Corporation 2003 Incentive Plan (collectively, the “Plan”).

2. Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or the Restricted Stock, unless and until Participant has fully executed this Agreement and delivered it to the Company (in the Company’s discretion, such execution and delivery may be accomplished through electronic means).

3. Restrictions; Vesting. The Restricted Stock shall be subject to the restrictions and other terms and conditions set forth in the Plan, which are hereby incorporated herein by reference, and in this Agreement. Subject to the terms and conditions of the Plan and this Agreement, Participant’s rights in and to the shares of Restricted Stock shall vest according to the following schedule:

a. One-third of the shares of Restricted Stock shall vest on <Vesting Date>;

b. One-third of the shares of Restricted Stock shall vest on <Vesting Date>; and

c. The final one-third of the shares of Restricted Stock shall vest on <Vesting Date>.

The shares of Restricted Stock awarded under this Agreement shall vest in accordance with the schedule set forth above unless, prior to the vesting date set forth above, the Award and the applicable shares of Restricted Stock are forfeited or have become subject to accelerated vesting under the terms and conditions of the Plan. Until the shares of Restricted Stock vest, Participant shall not sell, transfer, pledge, assign or otherwise encumber such shares of Restricted Stock or any interest therein.

4. Manner In Which Shares Will Be Held. All shares of Restricted Stock awarded to Participant hereunder shall be issued in book-entry form and held by the Company, or its designee, in such form, and as such, no stock certificates evidencing such shares will be issued or held with respect to such Restricted Stock. Certain terms, conditions and restrictions applicable to such Restricted Stock will be noted in the records of the Company’s transfer agent and in the book-entry system. At the Company’s discretion, and subject to the provisions of this Paragraph 4, stock certificates evidencing the shares of Restricted Stock awarded under this Agreement may be issued and registered in the name of Participant. In such event, such certificates shall be delivered to and held in custody by the Company, or its designee, until the restrictions thereon shall have lapsed or any conditions to the vesting of such Award, or a portion thereof, have been satisfied, and such certificates shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.

Participant hereby irrevocably authorizes the Company and the Compensation Committee of the Board of Directors (the “Committee”) to take any and all appropriate action with respect to the evidence of Participant’s Restricted Stock, including, without limitation, issuing certificates for such Restricted Stock, issuing such Restricted Stock in book-entry form, transferring any previously issued certificates into book-entry form, transferring any Restricted Stock (whether held in certificate or book-entry form) into unrestricted form at vesting, or canceling any Restricted Stock (whether held in certificate or book-entry form) as and when required by this Agreement or the Plan, or undertaking any other action which may be done lawfully by the Company or the Committee in the administration of the Plan and this Agreement. Participant specifically acknowledges and agrees that such certificates and/or book-entry evidence of Participant’s Restricted Stock may be transferred or cancelled pursuant to this Agreement and the Plan without requiring that a Stock Power be executed and delivered by Participant or requiring any other action on the part of Participant, and Participant authorizes the Company to undertake each such action without such Stock Powers.

Participant hereby further irrevocably appoints the Secretary of the Company and any employee of the Company who may be designated by the Secretary, and each of them, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to execute and deliver each and every document (including, without limitation, any such Stock Powers) which may be necessary or appropriate in connection with the issuance, transfer, cancellation or other action taken in connection with the Restricted Stock awarded hereunder pursuant to this Agreement or the Plan. The rights granted by Participant under this paragraph shall automatically expire as to shares of Restricted Stock awarded hereunder upon the transfer of such shares into unrestricted form at vesting or upon the cancellation of such shares at any time, as applicable, pursuant to this Agreement and the Plan.

5. Rights of Shareholder; Restrictions on Cash Dividends. Except as otherwise provided in this Agreement or the Plan, Participant shall have, with respect to the shares of Restricted Stock awarded hereunder, all of the rights of a shareholder of the Company, including the right to vote the shares; provided, however, that notwithstanding the foregoing, Participant’s rights to receive cash dividends on the shares of Restricted Stock awarded hereunder (“Restricted Cash Dividends”) shall be subject to all the terms and conditions regarding vesting and forfeitability that apply to the shares of Restricted Stock to which such Restricted Cash Dividends relate, as set forth in the Plan and this Agreement, and Participant will be paid such Restricted Cash Dividends only if the Restricted Stock to which the Restricted Cash Dividends relate vests, and all restrictions with respect thereto lapse. In addition, such Restricted Cash Dividends shall be subject to the terms and conditions set forth in Section 5(b)(8) of the Plan.

6. Shares Non-Transferable. No shares of Restricted Stock shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event any Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against such Award any expenses (including attorneys’ fees) incurred by the Company in connection with such transfer or assignment.

7. Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Restricted Stock awarded hereunder into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), upon vesting, the shares of Restricted Stock awarded hereunder shall be considered to be deferred pursuant to the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any deferral agreement entered into by Participant thereunder.

8. Termination of Employment. Except as otherwise provided in the Plan or as determined by the Committee, if Participant’s employment with the Company is terminated for any reason other than death, Disability or Qualified Retirement, all Restricted Stock held by Participant which is unvested or subject to restriction at the time of such termination shall be automatically forfeited.

9. Taxes. No later than the date as of which an amount first becomes includable in the gross income of Participant for federal income tax purposes with respect to shares of Restricted Stock awarded under this Agreement, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, all federal, state or local taxes or other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to Participant. At vesting, shares of Restricted Stock awarded hereunder will be valued at Fair Market Value, as defined in the Plan.

Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of shares of Restricted Stock (“Minimum Withholding Obligations”) either (a) by surrendering to Company shares of Restricted Stock which are then vesting in an amount sufficient to satisfy the Minimum Withholding Obligations, (b) by surrendering to the Company other unrestricted Common Shares of the Company owned by Participant in an amount sufficient to satisfy the Minimum Withholding Obligations, or (c) by paying the appropriate amount in cash or, if acceptable to the Company, by check or other instrument. Unless Participant advises the Company of his or her election to use an alternative payment method, Participant shall be deemed to have elected to surrender to the Company shares of Restricted Stock which are then vesting in an amount sufficient to satisfy the Minimum Withholding Obligations. If Participant requests that the Company withhold taxes in addition to the Minimum Withholding Obligations, such additional withholding must be satisfied by Participant either (x) by paying the appropriate amount in cash or, if acceptable to the Company, by check or other instrument, or (y) provided that Participant has obtained the approval of either the Company or the Committee (as required under rules adopted by the Committee) prior to the date of vesting, by surrendering unrestricted Common Shares which are not part of the Restricted Stock then vesting and which have then been owned by Participant in unrestricted form for more than six (6) months.

Under no circumstances will Participant be entitled to satisfy any such additional withholding by surrendering shares of Restricted Stock which are then vesting or other Common Shares which have then been owned by Participant in unrestricted form for six months or less. In addition, under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations or additional withholding hereunder by surrendering shares of Restricted Stock which are not then vesting or any Restricted Stock which Participant has elected to defer under Paragraph 7 hereof. All payments, surrenders of shares, elections or requests for approval hereunder must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may hereafter be adopted by the Committee with respect thereto.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties hereto relating to subject matter hereof, provided that the Agreement shall be at all times subject to the Plan as provided above.

11. Amendment. The Committee, in its sole discretion, may hereafter amend the terms of this Award, but no such amendment shall be made which would impair the rights of Participant, without Participant’s consent.

12. Definitions. Unless otherwise defined in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in the Plan.

13. Acknowledgments. Participant hereby: (i) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (ii) accepts this Agreement and the Restricted Stock awarded pursuant hereto subject to all provisions of the Plan and this Agreement; and (iii) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Restricted Stock awarded hereunder.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound hereby, by electronically accepting the Award granted hereunder pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By:	/s/ Charles E. Jarrett
Vice President & Secretary